EMPLOYMENT AGREEMENT

This EMPLOYMENT AGREEMENT dated February 15, 2000 (this "Employment Agreement") is by and between TRISM, INC., a Delaware corporation (the "Corporation"), and Glenn Kavanagh (the "Executive").

R E C I T A L S:

WHEREAS, the Corporation desires to employ the Executive in an executive capacity and to be assured of his services as such on the terms and condition hereinafter set forth; and

WHEREAS, the Executive is willing to accept such employment on such terms and conditions.

NOW THEREFORE, in consideration of the mutual covenants and agreements hereinafter set forth, and intending to be legally bound hereby, the Corporation and the Executive hereby agree as follows:

1. Term of Employment

The Corporation hereby employs the Executive, and the Executive hereby accepts such employment, for a term (the "Term") of one year commencing on the date first shown above (the "Original Term") unless the employment of the Executive is sooner terminated pursuant to Section 4 hereof; provided that the term may be extended, subject to earlier termination pursuant to Section 4 hereof, for successive one-year periods (the "Additional Term") upon agreement of the Corporation and the Executive prior to the end of the Original Term or the then Additional Term.

2. Position and Responsibilities

During the Term, the Executive shall serve as the Senior Vice President - Sales and Marketing of the Corporation and the Executive shall report exclusively to the Chief Executive Officer of the Corporation. The Executive shall have all of the duties, authorities, powers and responsibilities commensurate with all of the duties, authorities, powers and responsibilities of a senior vice president. The Executive shall devote substantially all of his business time, attention and energies to the performance of his duties hereunder, provided that the foregoing shall not prevent the Executive from participating in charitable, community or industry affairs, from managing his and his family's personal investments and from serving on the boards of directors of not-for-profit companies to the extent such activities do not interfere with the performance of his duties hereunder.

3. Compensation and Benefits

Subject to the terms of this Employment Agreement, the Corporation shall provide the Executive the following:

(a) Base Salary. The Executive shall be entitled to receive a base salary at an annual rate of not less than $170,000 (the "Base Salary"), payable in substantially equal semi-monthly amounts.

(b) Stock Options and other Equity Awards. On the date of this Employment Agreement, pursuant to the TRISM, Inc. 2000 Stock Option Plan (the "Option Plan"), the Executive is being granted an option to purchase 10% of the shares of common stock of the Corporation that may be issued under the Option Plan, which option award is subject to the terms and conditions of the stock option agreement being delivered to the Executive on the date of this Employment Agreement. In addition, the Executive shall be entitled to participate in stock option grants or other equity plans or programs of the Corporation, if any, in which senior executives of the Corporation are eligible to participate on a basis generally commensurate with his position as may be determined by the Board of Directors or any authorized Committee of the Board of Directors.

(c) Incentive, Savings and Retirement Plans. During the Term, the Executive shall be eligible to participate in all incentive, savings and retirement plans, practices, policies and programs, including the TRISM, Inc. Management Incentive Plan, generally made available to other senior executives of the Corporation in accordance with their respective terms as in effect from time to time.

(d) Welfare Benefit Plans. During the Term, the Executive and/or the Executive's family, as the case may be, shall be eligible for participation in and shall receive all benefits under welfare benefit plans, practices, policies and programs provided by the Corporation (including, without limitation, medical, prescription, dental, disability, salary continuance, employee term life, group life, accidental death and travel accident insurance plans and programs, if any) that are generally made available to other senior executives of the Corporation in accordance with their respective terms as in effect from time to time.

(e) Supplemental Life Insurance. During the Term, the Corporation shall provide the Executive supplemental life insurance in the amount of $250,000.

(f) Other Fringe Benefits. During the Term, the Corporation shall provide the Executive with an automobile of a quality which is consistent with the Executive's position with the Corporation and the Executive shall be entitled to such other fringe benefits as are appropriate for an executive of the Executive's stature and experience in the Corporation's industry.

(g) Vacation, Holidays and Sick Leave. During the Term, the Executive shall be entitled to a minimum of four weeks of paid vacation per calendar year and all other paid holidays given to employees of the Corporation. The Executive shall be entitled to such periods of sick leave as is customarily provided by the Corporation for its senior executive employees.

(h) Expenses. Upon submission of appropriate documentation, the Corporation shall pay or reimburse the Executive for all ordinary and necessary business expenses (including, but not limited to, travel and entertainment expenses) which Executive incurs in connection with the performance of his duties hereunder.

4. Termination of Employment

(a) Death. The Executive's employment shall terminate automatically upon the Executive's death during the Term.

(b) Disability. The Executive's employment shall terminate 30 days after the date on which the Corporation shall have given the Executive notice of termination of his employment hereunder by reason of his physical or mental incapacity on a permanent basis; provided that, within such 30 day period, the Executive shall not have returned to full-time performance of the Executive's duties. The Executive shall be deemed to be physically or mentally incapacitated on a permanent basis if the Executive is unable, by reason of any physical or mental incapacity, for a period of 180 consecutive days during any calendar 12- month period to perform his duties and responsibilities hereunder in a manner reasonably satisfactory to the Board of Directors of the Corporation. In the event of any disagreement between the Executive and the Corporation as to whether the Executive is physically or mentally incapacitated on a permanent basis so as to permit the Corporation to terminate the employment of the Executive pursuant to this Section 4(b), the question of such permanent incapacity shall be submitted to an impartial and reputable physician selected by mutual agreement of the Corporation and the Executive, or, failing such agreement, submitted to a panel of three physicians (one of which shall be selected by the Corporation, another by the Executive and the third jointly by the two physicians selected by the Executive and the Corporation), and the determination of the question of such permanent incapacity by such physicians (or the majority of such group of physicians) shall be final and binding on the Corporation and the Executive. The Corporation shall pay the fees and expenses of such physician(s), and the Executive shall submit to any medical examinations reasonably necessary to enable such physician(s) to make a determination as to whether the Executive is physically or mentally incapacitated on a permanent basis.

(c) Termination by the Corporation for Cause. The Corporation may terminate the Executive's employment during the Term for "Cause" and the Executive's employment shall terminate on the date on which the Corporation shall have given the Executive notice of termination of his employment. For the purposes of this Employment Agreement, "Cause" shall mean: (i) the commission by the Executive of any fraud upon the Corporation or any willful misconduct that is materially economically injurious to the Corporation, (ii) the conviction of, or pleading guilty to a felony, (iii) habitual absenteeism, (iv) chronic alcoholism or other form of addiction that interferes with the Executive's performance of material duties under this Employment Agreement, or (v) the willful failure of the Executive to perform substantially the Executive's duties with the Corporation (other than such failure resulting from incapacity due to physical or mental illness that results in disability), after a written demand for such performance is delivered to the Executive by the Board of Directors, which specifically identifies the manner in which the Board of Directors believes that the Executive has not substantially performed the Executive's duties, and which is not remedied by the Executive within 10 days after receipt of any such demand. No act or failure to act, shall be considered "willful" unless it is done, or omitted to be done, in bad faith or without reasonable belief that the act or omission was in the best interests of the Corporation. Any act, or failure to act, by the Executive based upon authority given to the Executive pursuant to a resolution duly adopted by the Board of Directors or based upon the advice of regular outside counsel for the Corporation shall be conclusively presumed to be done, or omitted to be done, by the Executive in good faith and in the best interests of the Corporation.

(d) Termination by the Executive for Good Reason. The Executive's employment may be terminated by the Executive for Good Reason pursuant to a written notice of termination delivered to the Corporation. For purposes of this Employment Agreement, "Good Reason" shall mean in each case:

(i) the assignment to the Executive, without his prior written consent, of duties materially inconsistent with his position (including status, offices, titles and reporting requirements), authority, duties or responsibilities, or any other action by the Corporation which results in a diminution in the Executive's position, authority, duties or responsibilities, excluding for this purpose any action that is remedied by the Corporation within 10 days after receipt of notice thereof given by the Executive;

(ii) any failure by the Corporation, in any material respect, to comply with any of the compensation and benefits provisions of Section 3 of this Employment Agreement, or any other material breach by the Corporation of this Employment Agreement which, in either case, is not remedied by the Corporation within 20 days after receipt of notice thereof given by the Executive; or

(iii) relocation of the Executive's office more than 60 miles from the Corporation's current headquarters without the Executive's prior written consent.

(e) Obligations of the Corporation upon Termination.

(i) If the Executive's employment is terminated pursuant to Section 4(a) or the Executive is terminated by the Corporation pursuant to Section 4(b), the Corporation, as soon as practicable following the date of the termination of the Executive's employment, will pay the Executive or his estate, as the case may be, a lump sum in cash equal to the sum of (1) the accrued Base Salary, (2) any earned bonus for the most recently completed fiscal year of the Corporation ending on, or prior to, the termination of the Executive's employment, (3) any compensation previously deferred by the Executive (together with any accrued interest or earnings thereon), any accrued vacation pay (to the extent permitted by the Corporation's vacation policy) and business expenses (payable in accordance with Section 3(g) hereof), in each case to the extent not theretofore paid. The Executive or his estate, as the case may be, shall also be entitled to any other amounts or benefits required to be paid or provided to the Executive or his estate or which the Executive or his estate is entitled to receive under any plan, program, policy or practice or contract or agreement of the Corporation.

(ii) If the Executive is terminated other than pursuant to Section 4(a), (b) or (c), or the Executive terminates his employment pursuant to Section 4(d),

(A) the Corporation, as soon as practicable following the date of the termination of the Executive's employment, will pay the Executive a lump sum in cash equal to the sum of (1) the accrued Base Salary, (2) any earned bonus for the most recently completed fiscal year of the Corporation ending on, or prior to, the termination of the Executive's employment, (3) any compensation previously deferred by the Executive (together with any accrued interest or earnings thereon), any accrued vacation pay (to the extent permitted by the Corporation's vacation policy) and business expenses (payable in accordance with Section 3(g) hereof), in each case to the extent not theretofore paid; and

(B) the Corporation, in accordance with its normal payroll practices, also will pay the Executive an amount equal to the sum (1) the Base Salary (at the rate in effect as of the date of the termination of the Executive's employment) that would have been payable to the Executive under this Employment Agreement had the Executive remained employed with the Corporation for an additional 12 months from the date of termination, and (2) the bonus that would have been paid to Executive, if any, for the fiscal year in which the Executive's employment is terminated multiplied by a fraction, the numerator of which is the number of days in such fiscal year elapsed through the date of termination and the denominator of which is 365 (the payments under (1) and (2) shall be referred to herein as the "Severance Payments").

The Executive shall also be entitled to any other amounts or benefits required to be paid or provided to the Executive or which the Executive is entitled to receive under any plan, program, policy or practice or contract or agreement of the Corporation.

(iii) If the Executive's employment is terminated by the Corporation pursuant to Section 4(c) or the Executive terminates his employment other than pursuant to Section 4(d), the Corporation, as soon as practicable following the date of the termination of the Executive's employment will pay the Executive a lump sum in cash equal to the sum of (1) the accrued Base Salary, (2) any earned bonus for the most recently completed fiscal year of the Corporation ending on, or prior to, the termination of the Executive's employment, (3) any compensation previously deferred by the Executive (together with any accrued interest or earnings thereon), any accrued vacation pay (to the extent permitted by the Corporation's vacation policy) and business expenses (payable in accordance with Section 3(g) hereof), in each case to the extent not theretofore paid.

(f) Mitigation; Offset. In the event of any termination of the Executive's employment under Section 4, the Executive shall be under no obligation to seek other employment; provided, however that the Corporation shall be entitled to offset any Severance Payments due the Executive under this Employment Agreement on account of any remuneration attributable to any subsequent employment that the Executive may obtain (whether from self-employment or employment by another entity) during the 12 month period following termination. The Corporation's obligation to make the payments provided for in this Employment Agreement and otherwise to perform its obligations hereunder shall not be affected by any set-off, counterclaim, recoupment, defense or other claim, right or action which the Corporation may have against the Executive or others, except as provided in this Section 4(f) or upon the Corporation's obtaining a final unappealable judgement against the Executive.

(g) Certain Additional Payments by the Corporation.

(i) Anything in this Employment Agreement to the contrary notwithstanding, in the event it shall be determined that any payment or distribution by the Corporation to or for the benefit of the Executive (whether paid or payable or distributed or distributable pursuant to the terms of this Employment Agreement or otherwise or paid or payable as a result of any prior or future actions or change in effective control or ownership (within the meaning of Section 280G of the Internal Revenue Code of 1986, as amended (the "Code")), but determined without regard to any additional payments required under this Section 4(g) (a "Payment") would be subject to the excise tax imposed by Section 4999 of the Code or any interest or penalties are incurred by the Executive with respect to such excise tax (such excise tax, together with any such interest and penalties, are hereinafter collectively referred to as the "Excise Tax"), then the Executive shall be entitled to receive an additional payment (a "Gross-Up Payment") in an amount such that after payment by the Executive of all taxes and any benefits that result from the deductibility by the Executive of such taxes (including, in each case, any interest or penalties imposed with respect to such taxes), including, without limitation, any income taxes (and any interest and penalties imposed with respect thereto) and Excise Tax imposed upon the Gross-Up Payment, the Executive retains an amount of the Gross-Up Payment equal to the Excise Tax imposed upon the Payments.

(ii) Subject to the provisions of Section 4(g)(iii), all determinations required to be made under this Section 4(g), including whether and when a Gross-Up Payment is required and the amount of such Gross-Up Payment and the assumptions to be utilized in arriving at such determination, shall be made by a nationally recognized certified public accounting firm as may be designated by the Executive and reasonably acceptable to the Corporation (the "Accounting Firm") which shall provide detailed supporting calculations both to the Corporation and the Executive within 15 business days of the receipt of notice from the Executive that there has been a Payment, or such earlier time as is requested by the Corporation. In the event that the Accounting Firm is serving as accountant or auditor for the individual, entity or group effecting the Change of Control, the Executive shall appoint another nationally recognized accounting firm to make the determinations required hereunder (which accounting firm shall then be referred to as the Accounting Firm hereunder). All fees and expenses of the Accounting Firm shall be borne solely by the Corporation. Any Gross-Up Payment, as determined pursuant to this Section 4(g), shall be paid by the Corporation to the Executive within 10 business days of the receipt of the Accounting Firm's determination. Any determination by the Accounting Firm shall be binding upon the Corporation and the Executive. As a result of the uncertainty in the application of Section 4999 of the Code at the time of the initial determination by the Accounting Firm hereunder, it is possible that Gross-Up Payments which will not have been made by the Corporation should have been made ("Underpayment"), consistent with the calculations required to be made hereunder. In the event that the Corporation exhausts its remedies pursuant to Section 4(g)(iii) and the Executive thereafter is required to make a payment of any Excise Tax, the Accounting Firm shall determine the amount of the Underpayment that has occurred and any such Underpayment shall be promptly paid by the Corporation to or for the benefit of the Executive.

(iii) The Executive shall notify the Corporation in writing of any claim by the Internal Revenue Service that, if successful, would require the payment by the Corporation of the Gross-Up Payment. Such notification shall be given as soon as practicable but no later than 10 business days after the Executive is informed in writing of such claim and shall apprise the Corporation of the nature of such claim and the date on which such claim is requested to be paid. The Executive shall not pay such claim prior to the expiration of the 30-day period following the date on which it gives such notice to the Corporation (or such shorter period ending on the date that any payment of taxes with respect to such claim is due). If the Corporation notifies the Executive in writing prior to the expiration of such period that it desires to contest such claim, the Executive shall:

(A) give the Corporation any information reasonably requested by the Corporation relating to such claim,

(B) take such action in connection with contesting such claim as the Corporation shall reasonably request in writing from time to time, including, without limitation, accepting legal representation with respect to such claim by an attorney reasonably selected by the Corporation,

(C) cooperate with the Corporation in good faith in order effectively to contest such claim, and

(D) permit the Corporation to participate in any proceedings relating to such claim;

provided, however, that the Corporation shall bear and pay directly all costs and expenses (including additional interest and penalties) incurred in connection with such contest and shall indemnify and hold the Executive harmless, on an after-tax basis, for any Excise Tax or income tax (including interest and penalties with respect thereto) imposed as a result of the payment of costs and expenses relating to such representation. Without limitation on the foregoing provisions of this Section 4(g)(iii), the Corporation shall control all proceedings taken in connection with such contest and, at its sole option, may pursue or forgo any and all administrative appeals, proceedings, hearings and conferences with the taxing authority in respect of such claim and may, at its sole option, either direct the Executive to pay the tax claimed and sue for a refund or contest the claim in any permissible manner, and the Executive agrees to prosecute such contest to a determination before any administrative tribunal, in a court of initial jurisdiction and in one or more appellate courts, as the Corporation shall determine; provided, however, that if the Corporation directs the Executive to pay such claim and sue for a refund, the Corporation shall advance the amount of such payment to the Executive, on an interest-free basis and shall indemnify and hold the Executive harmless, on an after-tax basis, from any Excise Tax or income tax (including interest or penalties with respect thereto) imposed with respect to such advance or with respect to any imputed income with respect to such advance; and further provided that any extension of the statute of limitations relating to payment of taxes for the taxable year of the Executive with respect to which such contested amount is claimed to be due is limited solely to such contested amount. Furthermore, the Corporation's control of the contest shall be limited to issues with respect to which a Gross-Up Payment would be payable hereunder and the Executive shall be entitled to settle or contest, as the case may be, any other issue raised by the Internal Revenue Service or any other taxing authority at his sole cost and expense.

(iv) If, after the receipt by the Executive of an amount advanced by the Corporation pursuant to Section 4(g)(i) or 4(g)(ii), the Executive becomes entitled to receive any refund with respect to such claim, the Executive shall (subject to the Corporation's complying with the requirements of Section 4(g)(iii)) promptly pay to the Corporation the amount of such refund (together with any interest paid or credited thereon after taxes applicable thereto). If, after the receipt by the Executive of an amount advanced by the Corporation pursuant to Section 4(g)(iii), a determination is made that the Executive shall not be entitled to any refund with respect to such claim and the Corporation does not notify the Executive in writing of its intent to contest such denial of refund prior to the expiration of 30 days after such determination, then such advance shall be forgiven and shall not be required to be repaid and the amount of such advance shall offset, to the extent thereof, the amount of Gross-Up Payment required to be paid.

5. Non-Competition, Confidentiality; Disclosure of Information; Etc.

(a) (i) During the Term of this Employment Agreement, any extension of Executive's employment hereunder by the Corporation, and for a period of one year following the conclusion of the Executive's employment for any reason, the Executive shall not, directly or indirectly, without the prior written consent of the Corporation, be retained by, render consulting or advisory services to, or be a principal, proprietor, director, partner, advisor or shareholder (other than a shareholder of a public corporation, provided that the Executive at no time owns, directly or indirectly, in excess of five percent (5%) of the outstanding stock of any class of any such corporation) of, or otherwise be affiliated with any enterprise, person, firm, corporation or other entity that competes directly with the Corporation or any successor of the Corporation in such geographical areas as the Corporation has conducted its business operations as of the date hereof or at any time while the Executive is employed hereunder. Notwithstanding the foregoing, the Executive may at any time elect, in his sole discretion, to terminate this Employment Agreement and his right to receive Severance Payments hereunder and shall thereupon be released from the restrictions of this Section 5(a)(i) if, and only if, Executive is eligible to receive Severance Payments.

(ii) During the Term of this Employment Agreement, any extension of Executive's employment hereunder by the Corporation, and for a period of two years following the conclusion of the Executive's employment for any reason, the Executive shall not, directly or indirectly, without the prior written consent of the Corporation, (A) solicit any supplier or middleman of the Corporation (B) solicit any customer or client of the Corporation, or induce any customer or client of the Corporation to terminate, or otherwise to cease, reduce, or diminish in any way its relationship with the Corporation or (C) solicit or induce, or attempt to solicit or induce, any non-clerical employee(s), sales representative(s), agent(s), or consultant(s) of the Corporation to terminate such person's employment, representation or other association with the Corporation for the purpose of affiliating with any entity with which the Executive is associated.

(b) Except for the performance of duties normally associated with his position, including, without limitation, necessary communications with customers, lawyers, accountants, and banking relations, industry and government officials and without the specific prior written consent of the Corporation, the Executive shall not, directly or indirectly, at any time after the date hereof divulge to any person, firm, corporation or other entity, or use for his own benefit, any confidential information concerning the business, affairs, customers or clients of the Corporation and its affiliates, or any data or statistical information of the Corporation and its affiliates, whether created or developed by the Corporation and its affiliates or on their behalf or, in the case of any confidential information pertaining to the Corporation or any of its affiliates, with respect to which the Executive may have knowledge or access (including without limitation any of the foregoing developed by the Executive or with respect to which the Executive may have knowledge or access), it being the intent of the Corporation and the Executive to restrict the Executive from disseminating or using any data or information which is at the time of such use or dissemination unpublished and not readily available or generally known to persons involved or engaged in the operation of any business engaged in by the Corporation or any of its affiliates. In the event that the Executive becomes legally compelled to disclose any confidential information, the Executive will provide the Corporation with prompt written notice so that the Corporation may seek a protective order or other appropriate remedy and/or waive in writing compliance with the provisions of this Section 5(b) and in the event that such protective order or other remedy is not obtained, or should the Corporation waive in writing compliance with the provisions of this Section 5(b), the Executive will furnish only that portion of the confidential information which is so legally required. The Executive shall return all tangible evidence of such confidential information to the General Counsel of the Corporation prior to or at the cessation of his employment.

(c) Although the restrictions contained in Section 5(a) hereof are considered by the parties hereto to be fair and reasonable in the circumstances, it is recognized that restrictions of the nature contained in Section 5(a) may fail for technical reasons, and accordingly it is hereby agreed that if any restrictions shall be adjudged to be void or unenforceable for whatever reason, but would be valid if part of the wording thereof were deleted, or the period thereof reduced or the geographic area were reduced in scope, the restrictions contained in Section 5(a) shall apply, at the election of the Corporation, with such modifications as may be necessary to make them valid, effective and enforceable in the particular jurisdiction in which such restrictions are adjudged to be void or unenforceable.

(d) If a violation of any covenant contained in this Section 5 occurs or is threatened, the Executive agrees and acknowledges that such violation or threatened violation will cause irreparable injury to the Corporation and the remedy at law for any such violation or threatened violation shall be inadequate and that the Corporation shall be entitled to temporary and permanent injunctive relief without the necessity of proving actual damages.

(e) The covenants contained in this Section 5 shall inure to the benefit of the Corporation and any successor of the Corporation.

6. Indemnification; Directors and Officers Insurance.

During the Term and thereafter, the Corporation agrees that if the Executive is made a party, or is threatened to be made a party, to any action, suit or proceeding, whether civil, criminal, administrative or investigative (a "Proceeding"), by reason of the fact that the Executive is or was an officer, director or employee of the Corporation, or any of its respective subsidiaries or is or was, at the request of the Corporation acting in any other capacity, including any fiduciary capacity, the Corporation shall indemnify the Executive and hold the Executive harmless from and against all costs, expenses, liability and loss (including, without limitation, attorney's fees, judgements, fines, penalties and amounts paid or to be paid in settlements) to the maximum extent permitted by Delaware law. The Corporation agrees to provide the Executive with coverage under a directors and officers liability insurance policy providing coverage commensurate with the coverage provided to the Corporation's other directors and officers. The Corporation shall advance to the Executive all reasonable costs and expenses incurred by him in connection with a Proceeding within 20 days after the receipt by the Corporation of a written request for such advance. Such request shall include an undertaking by the Executive to repay the amount of the advance if it shall ultimately be determined that he is not entitled to be indemnified against such costs and expenses.

7. Miscellaneous

(a) Entire Agreement. This Employment Agreement contains the entire agreement between the Corporation and the Executive with respect to the employment of the Executive and supersedes all prior employment agreements, arrangements or understandings with respect thereto.

(b) Assignment. This Agreement shall be assigned or transferred to, and shall be binding upon and shall inure to the benefit of, any successor of the Corporation, and any such successor shall be deemed substituted for all purposes of the "Corporation" under the terms of this Employment Agreement. As used in this Employment Agreement, the term "successor" shall mean any person, firm, corporation or business entity which at any time, whether by merger, purchase, or otherwise, acquires all or substantially all of the assets of the Corporation. Notwithstanding such assignment, the Corporation shall remain, with such successor, jointly and severally liable for all its obligations hereunder. Except as herein provided, this Employment Agreement may not otherwise be assigned by the Corporation. This Employment Agreement is not assignable by the Executive.

(c) Governing Law. Except as provided in Section 6, this Employment Agreement shall be governed by and construed in accordance with the laws of the State of Georgia (other than the choice of law principles thereof).

(d) Arbitration. Any controversy arising out of, or relating to, this Employment Agreement shall be settled by arbitration in Atlanta, Georgia in accordance with the rules of the American Arbitration Association. The Corporation and the Executive agree that service of process or notice of motion or other application in connection with any arbitration may be served by the means by which notices are to be given under this Employment Agreement, provided a reasonable time for appearance is allowed. Any award or determination made by the arbitrator as provided for hereunder shall be binding and conclusive upon the Corporation and the Executive.

(e) Headings. The descriptive headings of this Employment Agreement are for convenience only and shall not control or affect the meaning or construction of any provision of this Employment Agreement.

(f) Notices. All notices pursuant to this Employment Agreement shall be in writing and sufficient if delivered personally or sent by registered or certified mail, postage prepaid, addressed as follows:

If to the Corporation:

TRISM, Inc.
Attn: General Counsel
4174 Jiles Road
Kennesaw, GA 30144

If to the Executive:

Glenn Kavanagh
61 Cemetery Hill Road
Washington, NJ 07882

Any party may by written notice change the address to which notices to such party are to be delivered or mailed.

(g) Waivers. The Executive's or the Corporation's failure to insist upon strict compliance with any provision of this Employment Agreement or the failure to assert any right the Executive or the Corporation may have under this Employment Agreement, including, without limitation, the right of the Executive to terminate his employment for Good Reason pursuant to Section 4(d) of this Employment Agreement, shall not be deemed to be a waiver of such term or right or any other term or right of this Employment Agreement. Any waiver of any term or condition of, or any amendment or supplement to, this Employment Agreement shall be effective only if in writing and, in the case of any waiver by the Corporation and any amendments or supplements consented to by the Corporation and approved by the Board of Directors of the Corporation.

(h) Tax Withholding. The Corporation may withhold from any benefits payable under this Employment Agreement all federal, state, city, or other taxes as may be required pursuant to any law or government regulation or ruling.

(i) Counterparts. This Employment Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original, but all of which together will constitute one and the same agreement.

IN WITNESS WHEREOF, the Corporation and the Executive have executed this Employment Agreement on the date first above written.

TRISM, INC.

By: __________________________________
Name:
Title:

Executive

_____________________________________
Glenn Kavanagh